Exhibit 99.1
Investor Relations
Kurt Svendsen
Director, Investor and Public Relations
(952) 887-8630, invest@toro.com
Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com
For Immediate Release
The Toro Company Declares Regular Quarterly Dividend and Announces Results of Annual Shareholder Meeting
BLOOMINGTON, Minn. (March 15, 2011) — The Toro Company (NYSE: TTC) today announced that its board of directors has declared a regular quarterly cash dividend of 20 cents per share. This dividend is payable on April 11, 2011 to shareholders of record on March 28, 2011.
Additionally, Toro announced at its 2011 annual meeting held today that its shareholders:
•	Elected Jeffrey M. Ettinger, Katherine J. Harless, Inge G. Thulin and Michael J. Hoffman, each to serve as a member of its board of directors for a three-year term ending at the 2014 annual meeting;

•	Ratified the selection of KPMG LLP as the company’s independent registered public accounting firm for its fiscal year ending October 31, 2011; and

•	Approved the advisory vote on the compensation paid to the company’s named executive officers as described in the proxy statement for the 2011 annual meeting.
The company’s shareholders also expressed a preference for an advisory vote on executive compensation every year. In accordance with this expressed preference, the board of directors has determined that the company will conduct an executive compensation advisory vote on an annual basis.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems. With sales of nearly $1.7 billion in fiscal 2010, Toro’s global presence extends to more than 80 countries through its reputation of world-class service, innovation and turf expertise. Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields. More information is available at www.toro.com.
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